Exhibit 10.29
CONSOLIDATED EBITDA
     Earnings before interest, taxes, depreciation and amortization, non-cash stock compensation and payments, non-cash charges that do not result in future cash obligations, any extraordinary or non recurring gains (losses) and any non-cash transactions (Consolidated EBITDA) is not intended to present a measure of performance in accordance with accounting principles generally accepted in the United States (GAAP). Nor should Consolidated EBITDA be considered as an alternative to statements of cash flows as a measure of liquidity. Consolidated EBITDA is included herein as means to measure operating performance that financial analysts, lenders, investors and other interested parties find to be a useful tool for analyzing companies.
     The definition of Consolidated EBITDA is defined in the senior secured convertible notes as a measurement for meeting the notes covenant requirements. Consolidated Net Debt is defined as the sum of (a) aggregate stated balance sheet amount of all Indebtedness of the Company plus or minus (b) any adjustment required to include the Amended Notes at their face amount rather than fair value that is used for GAAP presentation, minus (c) the aggregate stated balance sheet amount of unrestricted cash and cash equivalents of the Company in accordance with GAAP. For the nine months ended June 30, 2008, the quotient of Consolidated Net Debt divided by Consolidated EBITDA for the nine month period, multiplied by the quotient of twelve divided by nine was required to be not less than 4.5 in order for the Company to be compliant with covenant requirements of the notes. The Company was in compliance with the required covenant at June 30, 2008.
     The following table reconciles our consolidated net earnings per GAAP to Consolidated EBITDA:

	Six Months	Three Months	Nine Months
	Ended	Ended	Ended
	June 30,	December 31,	June 30,
	2008	2007	2008

Consolidated Net Loss	$(2,389)	$(1,552)	$(3,941)
Any extraordinary or non recurring gains or losses
Loss from disposed operations, net of tax		1,300	1,300
(Gain) Loss on sale of subsidiaries	(113)	500	387
Non-cash charges that do not result in future cash obligations
Loss (Gain) from fair value of notes and warrants	527	(23)	504
(Gain) Loss from Sale of Fixed Assets	212	3	215
Non-cash expenses associated with stock compensation expense	304	194	498

Adjusted Net Loss before	$(1,459)	$422	$(1,037)
Interest Income	(426)	(336)	(762)
Interest Expense	4,245	1,642	5,887
Income tax expense	323	21	344
Depreciation Expense	2,952	1,425	4,377
Amortization Expense	557	279	836
Any non-cash transactions			—
Foreign currency losses	197	148	345
Adjustments related to Inventory	207	246	453
Bad Debt Expense	153	42	195
Hedge or non-hedge derivative adjustments		—	—

Consolidated EBITDA	$6,749	$3,889	$10,638

Other Financial Disclosure Required based on terms of notes:
Consolidated Net Interest Expense	$3,819	$1,306	$5,125

Consolidated Net Debt (Total Debt less Cash and Cash Equivalents) at June 30, 2008	$38,862	$19,516	$38,862

Quotient of Consolidated Net Debt divided by one and one third of Consolidated EBITDA			2.74

Covenant Requirement — not more than			4.50
Covenant Status			PASSED

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